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                                                                     Exhibit 8.1

                  [Letterhead of Weil, Gotshal & Manges LLP]


                               September 28, 2001

Hollywood Casino Shreveport
Shreveport Capital Corporation
Two Galleria Tower, Suite 2200
13455 Noel Road
Dallas, Texas 75240

          Re: Offer to Exchange All Outstanding Original 13% Senior Secured Notes due 2006 with Contingent Interest for Registered 13% Senior Secured Notes due 2006 with Contingent Interest

Ladies and Gentlemen:

          We have acted as counsel to Hollywood Casino Shreveport, a Louisiana partnership ("Hollywood") and Shreveport Capital Corporation, a Louisiana corporation (together with Hollywood, the "Issuers"), in connection with (i) the issuance and sale by the Issuers of $39,000,000 aggregate principal amount of their Original 13% Senior Secured Notes due 2006 with Contingent Interest (the "Old Notes") issued pursuant to an Indenture, dated as of June 15, 2001 among the Issuers and State Street Bank and Trust Company, as Trustee and (ii) the preparation and filing with the Securities and Exchange Commission of the Issuers' Registration Statement on Form S-4, Registration No. 333-68380 (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended, pursuant to the offer by the Issuers to exchange the Old Notes for Registered 13% Senior Secured Notes due 2006 with Contingent Interest (the "Exchange Offer").

          In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, including the prospectus which is a part thereof (the "Prospectus"), and such corporate records, agreements, documents and other instruments (the aforementioned documents together, the "Documents"), and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents,
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the genuineness of all signatures, and the correctness of all factual representations made therein. (The terms of the Documents are incorporated herein by reference.) We have further assumed that the final executed Documents will be substantially the same as those which we have reviewed and that there are no agreements or understandings between or among the parties to the Documents with respect to the transactions contemplated therein other than those contained in the Documents.

          Based on the foregoing, subject to the next succeeding paragraph, and assuming full compliance with all the terms of the Documents, the discussion included in the Prospectus under the caption "United States Federal Income Tax Consequences," insofar as it constitutes statements of law or legal conclusions and except to the extent qualified therein, accurately describes in all material effects the United States federal income tax consequences of the Exchange Offer to the holders of the Old Notes.

          The foregoing opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically covered by the foregoing opinion.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,



                                    /s/ Weil, Gotshal & Manges LLP





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